EXHIBIT 11.     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

City National Bancshares Corporation

Computation of Earnings Per Common Share on a
Basic &  Diluted Basis

Dollars in thousands,
except shares and per share data    Twelve months Ended   Twelve months Ended
                                         December 31,         December 31,
                                              1998                1997

Net income                                  $  226               $1,069
Dividends paid on preferred stock               82                   44
                                    ------------------------------------------
Net income applicable to basic
 common shares                                 144               1,025

Interest expense on convertible
 subordinated debentures, net of
 income tax                                     13                  13
                                     -----------------------------------------
Net income applicable to diluted shares     $  157              $1,038
                                     =========================================
Number of average common shares:
Basic                                      115,189             114,141
                                     =========================================
Diluted:
 Average common shares outstanding         115,189             114,141
 Average convertible subordinated
  debentures convertible to common shares   13,850              13,850
                                     -----------------------------------------
                                           129,039             127,991
                                     =========================================
Net income per common share
 Basic                                       $1.25               $8.98
 Diluted                                      1.22                8.11